Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is made and entered into as of June 16, 2010, by and among BWAY Holding Company, a Delaware corporation (the “Company”), Picasso Parent Company, Inc., a Delaware corporation (“Buyer Parent”), Madison Dearborn Partners V-B, L.P., a Delaware limited partnership (“MDP V-B”), and Madison Dearborn Partners VI-B, L.P., a Delaware limited partnership (“MDP VI-B” and, together with MDP V-B, “MDP”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 28, 2010, by and among the Company, Buyer Parent and Picasso Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Buyer Parent (“Buyer”) (the “Merger Agreement”), Buyer shall merge with and into the Company, with the Company as the surviving corporation, such that, following the consummation of the transactions contemplated by the Merger Agreement, Buyer Parent shall become the indirect sole shareholder of the Company (the “Acquisition”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

WHEREAS, effective as of the Effective Date, Buyer Parent and the Company desire to retain MDP to perform certain management and consulting services on the terms and subject to the conditions contained in this Agreement, and MDP desires to perform such services.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby agree as follows:

1. Appointment. The Company appoints MDP and MDP accepts appointment on the terms and conditions provided in this Agreement as an advisor to the Company and its subsidiaries and its direct and indirect parent companies (collectively, the “Company Group”), including any other corporations or other entities hereafter formed or acquired by any member of the Company Group to engage in any business. The parties expressly acknowledge that MDP is an affiliate of Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership (“MDCP V-A”), Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership (“MDCP V-C”), Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership (“MDCP V Executive”), Madison Dearborn Capital Partners VI-A, L.P., a Delaware limited partnership (“MDCP VI-A”), Madison Dearborn Capital Partners VI-C, L.P., a Delaware limited partnership (“MDCP VI-C”) and Madison Dearborn Capital Partners VI Executive-A, L.P., a Delaware limited partnership (“MDCP VI Executive” and, together with MDCP V-A, MDCP V-C, MDCP V Executive, MDCP VI-A and MDCP VI-C, the “Sponsors”), and that the Sponsors are equityholders in Buyer Parent. Additionally, the parties expressly acknowledge that certain principals of the Sponsors currently serve as members of the Board of Directors of the Company (the “Board”) and/or members of the board of directors (or board of managers, as applicable) of the other companies in the Company Group. It is understood that MDP’s rights and obligations hereunder shall be independent of the relationship between the Company and the Sponsors and the respective boards of directors (or managers, as applicable) of the Company and the other members of the Company Group, and that, in performing its services hereunder, MDP is not acting in the capacity of an equityholder of Buyer Parent or any of its subsidiaries or a member of the board of directors (or managers, as applicable) of the Company or any other member of the Company Group.

2. Board of Directors Supervision. The activities of MDP to be performed under this Agreement shall be subject to the supervision of the Board and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation, MDP shall not require the prior approval of the Board to perform its duties under this Agreement. Notwithstanding the foregoing, MDP shall not have the authority to bind the Company or any other member of the Company Group, and nothing contained herein shall be construed to create an agency relationship between the Company or any other member of the Company Group and MDP.

3. Term. MDP’s engagement under this Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the tenth anniversary of the Effective Date (the “Initial Term”), and shall be automatically extended thereafter on a year to year basis unless MDP provides written notice of its desire to terminate its engagement under this Agreement to the other parties not less than 90 days’ prior to the expiration of the Initial Term or any one year extension thereof (in which case the Term shall terminate on such tenth anniversary or such one-year anniversary thereafter). The Initial Term, as extended for one or more one year extension periods (if any), is referred to herein as the “Term”. In addition, MDP may terminate its engagement under this Agreement at any time upon 90 days’ written notice to the Company. No termination of MDP’s engagement under this Agreement, whether pursuant to this Section 3 or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by MDP in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

4. Services. Subject to any limitations imposed by applicable law or regulation, MDP shall perform or cause to be performed such services for Buyer Parent and/or its subsidiaries as mutually agreed by MDP and Buyer Parent’s board of managers, which may include, without limitation, the following:

(a) general strategic advisory services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by Buyer Parent or its subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(e) marketing functions, including monitoring of marketing plans and strategies;

(f) human resources functions, including searching and hiring of executives; and

(g) other services for Buyer Parent and its subsidiaries upon which Buyer Parent’s board of managers and MDP agree.

5. Compensation.

(a) Transaction Fee. In consideration of the management, consulting and financial services required in connection with certain corporate events, MDP shall be entitled to customary and reasonable fees for such services provided to the Company and/or to other members of the Company Group, including, without limitation, with respect to refinancings, restructurings, equity or debt offerings, dividends and distributions, amounts paid by members of the Company Group to repurchase any of their securities, acquisitions, mergers, consolidations, business combinations, sales and divestitures (each a “Consulting Event”). The fees payable to MDP in connection with any Consulting Event shall be as follows: (i) a fee (the “Transaction Fee”) equal to one percent (1%) of the Consideration (as defined below) shall be payable upon the closing of a Consulting Event, or (ii) if any of the members of the Company Group receives any payment or fee (each, a “Fee”) from another person in connection with the termination, abandonment or failure to occur of any proposed Consulting Event, then the Company shall, or shall cause the applicable member(s) of the Company Group to, pay to MDP a fee in an amount equal to the Fee upon the receipt of the Fee; provided, that in no event shall the amount payable under this paragraph exceed the amount of the Transaction Fee that would have been payable to MDP if the Consulting Event had been consummated. MDP will be entitled to receive the compensation provided for above if the events specified above occur or an agreement is entered into which subsequently results in a Fee. As used herein, the term “Consideration” shall mean the aggregate transaction value of such Consulting Event (including the value of any debt or liabilities assumed). If a Consulting Event results in a material portion (but less than all) of the stock of the Company Group having been acquired and in connection therewith there is a reasonable expectation that substantially all of the stock of the Company Group will be acquired within one year of the date of the Consulting Event (e.g., an initial public offering followed by secondary sales), the Transaction Fee shall be calculated as if there was an acquisition of stock in which all of the stock of the Company Group had been acquired on the date of the Consulting Event (e.g., the date of the initial public offering) and, if so calculated, then no further Transaction Fee shall be paid or payable on the subsequent sale of the stock of the Company Group. No reduction shall be made in determining the Consideration for the fact that proceeds may be reduced, returned or offset for indemnification or similar obligations.

(b) Any payment pursuant to Section 5(a) above shall be made in cash by wire transfer(s) of immediately available funds to or among one or more accounts as designated from time to time by MDP to the Company in writing. If any individual payment to MDP pursuant to Section 5(a) above would be less than $10,000, then such payment shall be held by the Company until the first to occur of (i) such time as the aggregate of such payments equals or exceeds $10,000, and (ii) the effective date of the termination of this Agreement, at which time such held amount shall be paid in full.

(c) The parties acknowledge and agree that, in satisfaction of obligations of Buyer Parent due under that certain Equity Financing Commitment Letter, dated as of March 28, 2010, by and among Buyer Parent and the Sponsors, Buyer Parent shall pay to each of MDP V-B and to MDP VI-B (or a respective designee thereof) a closing fee in the amount of $2,500,000 upon the consummation of the Acquisition.

6. Reimbursement of Expenses; Independent Contractor. All obligations or expenses incurred by MDP in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company, and all such expenses shall be promptly reimbursed by the Company. MDP shall not be obligated to make any advance to or for the account of the Company or any other member of the Company Group or to pay any sums, except out of funds held in accounts maintained by the Company or any other member of the Company Group, nor shall MDP be obligated to incur any liability or obligation for the account of the Company or any other member of the Company Group. In addition, the Company shall pay to MDP, and hold MDP harmless against liability for the payment of any taxes, fees and expenses arising or otherwise incurred in connection with the investment in the Company and/or Buyer Parent by any member of the MDP Group (as defined below). The Company shall reimburse MDP by wire transfer of immediately available funds for any such amount owed to MDP and/or any member of the MDP Group pursuant to this Section 6, which shall be in addition to any other amount payable to MDP under this Agreement. MDP shall be an independent contractor, and nothing in this Agreement shall be deemed or construed to (i) create a partnership or joint venture between the Company or any other member of the Company Group and MDP, (ii) cause MDP to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) cause MDP or any of its partners or employees to be officers, employees or agents of the Company or any other member of the Company Group.

7. Deferral of Amounts Due. Notwithstanding anything to the contrary contained herein, MDP shall have the right at any time, at its sole discretion, to defer any amounts due to be paid to MDP hereunder until such time as MDP shall determine; provided that no such deferral shall be deemed in any event to be a waiver of MDP’s right to receive such payment or otherwise as a release of the Company’s, Buyer Parent’s or any member of the Company Group’s obligations to pay any such amounts deferred hereunder, as applicable.

8. Personnel. MDP will provide and devote to the performance of this Agreement such partners, employees and agents of MDP as MDP shall deem appropriate to the furnishing of the services mutually agreed upon by Buyer Parent and MDP. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by Buyer Parent or performed by MDP pursuant to this Agreement, and regardless of whether or not Buyer Parent requests MDP to provide any such services.

9. Liability. Neither MDP nor any of its affiliates, nor any of their respective partners, members, employees or agents, nor any persons or entities acting for or on behalf of such persons (collectively, the “MDP Group”), shall be liable to Buyer Parent, its current, future or former subsidiaries or any of their affiliates for any loss, liability, damage or expense (including attorney’s fees and expenses) (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement. MDP makes no representations or warranties, express or implied, in respect of the services provided by any member of the MDP Group. Except as MDP may otherwise agree in writing after the date hereof: (i) each member of the MDP Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as Buyer Parent, its current, future or former subsidiaries or any of their affiliates and (B) do business with any client or customer of Buyer Parent, its current, future or former subsidiaries or any of their affiliates; (ii) no member of the MDP Group shall be liable to Buyer Parent, its current, future or former subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that any member of the MDP Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Buyer Parent, its current, future or former subsidiaries or any of their affiliates, on the one hand, and any member of the MDP Group, on the other hand, or any other person, no member of the MDP Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to Buyer Parent, its current, future or former subsidiaries or any of their affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to Buyer Parent, its current, future or former subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the MDP Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to Buyer Parent, its current, future or former subsidiaries or any of their affiliates.

10. Indemnity. The Company and the other members of the Company Group hereby agree to jointly and severally defend, indemnify and hold harmless each member of the MDP Group from and against any and all Losses arising from any claim by any person or entity with respect to, or in any way related to, this Agreement or the investment by any member of the MDP Group in the Company and/or Buyer Parent (collectively, “Claims”) resulting from any act or omission of any member of the MDP Group. The Company and the other members of the Company Group shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against Buyer Parent, its current, future or former subsidiaries or any of their affiliates, or any member of the MDP Group or in which any member of the MDP Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any member of the MDP Group.

11. Arbitration.

(a) If a Dispute arises between the parties, the parties agree to use the following procedures in good faith to resolve such Dispute promptly, privately and non-judicially. For purposes of this Agreement, “Dispute” shall mean any alleged material breach of any representation, warranty or obligation herein, or a disagreement regarding the interpretation, performance or nonperformance of any provision thereof, or the validity, scope and enforceability of these dispute resolution procedures, or any dispute regarding any damages arising from the termination of this Agreement. Any party may give written notice to any other party of the existence of a Dispute (a “Dispute Notice”).

(b) Within ten (10) days after delivery of any Dispute Notice the parties involved in the Dispute shall meet at a mutually agreeable time and place and thereafter as often as they deem reasonably necessary to exchange relevant information and attempt in good faith to negotiate a resolution of the Dispute. If the Dispute has not been resolved within ten (10) days after the first meeting of the parties, or, if the party receiving the Dispute Notice will not meet within ten (10) days after receipt of the Dispute Notice, then any party may, by delivering notice to the other part(ies), commence arbitration proceedings.

(c) If the parties can agree to a single arbitrator within 30 days following one party receiving a Dispute Notice from another party, such arbitrator shall be chosen. The arbitrator(s) shall not be required to have qualifications other than a reasonable amount of experience and specialty in the area which is the subject of the dispute. If the parties do not agree as to the choice of an arbitrator, each party shall choose an arbitrator within ten (10) days after the expiration of the 30-day period referred to above and the arbitrators so chosen shall choose an additional arbitrator within 20 days after the date on which second of the arbitrator chosen by the parties is chosen. If at the end of such 20 day period the parties’ designated arbitrators cannot agree on the selection of the third arbitrator, such selection shall be made by the American Arbitration Association upon the application of any party.

(d) The parties acknowledge that the provisions of this Section 11 are intended to provide a private resolution of Disputes between them. Accordingly, all documents, records, and other information relating to the Dispute shall at all times be maintained in the strictest confidence and not disclosed to any third party, other than the arbitrators, except where specifically allowed hereunder. All proceedings, communications and negotiations pursuant to this Section 11 are confidential. In the event of any judicial challenge to, or enforcement of, any order or award hereunder, any party may designate such portions of the record of such proceedings, communications, and negotiations as such party deems appropriate to be filed under seal. All proceedings, communications and negotiations pursuant to this Section 11 shall be treated as compromise negotiations for all purposes, including for purposes of the U.S. Federal Rules of Evidence and state rules of evidence. None of the statements, disclosures, offers, or communications (or other assertions made in any proceeding or negotiation) made pursuant to this Section 11 shall be deemed admissions, nor shall any of said statements, disclosures, offers, communications or assertions be admissible for any purpose other than the enforcement of the terms of this Section 11.

(e) The parties agree to act in good faith to comply with all of their respective obligations under this Agreement as much as possible as if there were no Dispute during any pending mediation or arbitration hereunder.

(f) All deadlines specified in this Section 11 may be extended by mutual agreement. The procedures specified in this Section 11 are an essential provision of the Agreement and are legally binding on the parties. These procedures shall be the sole and exclusive procedures for the resolution of any Dispute between the parties arising out of or relating to this Agreement. Any and all actions to enforce the obligations under this Section 11 shall be brought in any court of competent jurisdiction in accordance with Section 16 hereof.

(g) The parties agree to have any Dispute decided by neutral arbitration as provided in this Section 11 and the parties are giving up any rights they might possess to have the Dispute litigated in a court or by a jury trial. The parties are giving up their judicial rights to discovery and appeal, unless such rights are specifically included in this Section 11. The parties acknowledge and agree that their agreement to this arbitration provision is voluntary.

12. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth below, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

Notices to the Company and/or Buyer Parent:

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, GA 30350

Attention:	Mr. Michael Clauer
Telephone:	(770) 645-4800
Telecopy:	(770) 645-4810

Notices to MDP:

c/o Madison Dearborn Partners, LLC

Three First National Plaza, Suite 4600

Chicago, Illinois 60602

Attention:	Thomas S. Souleles and
Mark B. Tresnowski
Telephone:	(312) 895-1000
Telecopy:	(312) 895-1041

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Richard J. Campbell, P.C.
Telephone:	(312) 862-2000
Telecopy:	(312) 862-2200

13. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

14. Assignment. No party may assign any obligations hereunder to any other party without the prior written consent of each of the other parties (which consent shall not be unreasonably withheld); provided that MDP may, without consent of the Company or Parent, assign its rights and obligations under this Agreement to any of its affiliated investment funds. The assignor shall remain liable for the performance of any assignee.

15. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts (including by facsimile or by electronic transmission in portable document format (pdf) or by other electronic transmission), each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

16. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein; provided that nothing contained in this Agreement shall be deemed to limit, prevent or otherwise prohibit any payments to which MDP, any of the Sponsors and/or any of their respective affiliates are entitled under Section 8 of that certain Equity Financing Commitment Letter, dated as of March 28, 2010, by and among the Sponsors and Buyer Parent. No modifications of this Agreement or waiver of the terms or conditions thereof shall be binding upon any party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

17. Joint and Several Liability. If requested by MDP, then the Company shall cause any other member of the Company Group to sign a counterpart signature page to this Agreement to evidence its joint and several liability for the obligations of the Company hereunder. For as long as Buyer Parent owns, directly or indirectly, a majority of the voting capital stock of the Company, Buyer Parent shall be jointly and severally liable for the obligations of the Company hereunder.

18. Attorney’s Fees. If any action or proceeding, whether at law, in equity or in arbitration, is necessary or desirable to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, then MDP shall be entitled to recover from the Company its reasonable attorneys’ fees incurred in connection therewith in addition to any relief to which it may be entitled.

19. Survival. Notwithstanding anything herein to the contrary, the provisions of Section 6, Section 9, Section 10 and Section 11 hereof shall survive expiration of the Term and termination of this Agreement and no expiration of the Term or termination of MDP’s engagement under this Agreement shall limit the rights or remedies of MDP for accrued but unpaid fees or non-payment or other breach by Buyer Parent or the Company arising prior to any such expiration or termination.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MDP:

MADISON DEARBORN PARTNERS V-B, L.P.

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Thomas S. Souleles
Name:	Thomas S. Souleles
Its:	Managing Director

MADISON DEARBORN PARTNERS VI-B, L.P.

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Thomas S. Souleles
Name:	Thomas S. Souleles
Its:	Managing Director

BUYER PARENT:

PICASSO PARENT COMPANY, INC.

By:	/s/ Thomas S. Souleles
Name:	Thomas S. Souleles
Its:	President

THE COMPANY:

BWAY HOLDING COMPANY

By:	/s/ Kenneth M. Roessler
Name:	Kenneth M. Roessler
Its:	President and Chief Executive Officer

[Signature page to Management Services Agreement]